Exhibit 99.2

IPG PHOTONICS ANNOUNCES GLOBAL SETTLEMENT OF PATENT LITIGATION WITH TRUMPF

MARLBOROUGH, Mass., May 5, 2026 - IPG Photonics Corporation (NASDAQ: IPGP), the global leader in fiber laser technology, today announced that it has entered into an agreement with TRUMPF Laser- und Systemtechnik SE to resolve and dismiss all patent litigation worldwide between the parties.

Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions, making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability, and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

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